                                                                 Exhibit d(3)(i)


[ING FUNDS LOGO]

Michael J. Roland                                       July 7, 2003
Executive Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

         Pursuant to the Management Agreement dated September 23,2002, between ING Mutual Funds and ING Investments, LLC (the "Agreement") we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Foreign Fund and ING Global Equity Dividend Fund, two newly established series of ING Mutual Funds, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement has been modified to give effect to the foregoing by adding the "ING Foreign Fund" and "ING Global Equity Dividend Fund" to Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for the series, is attached hereto.

         Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Funds.

                                                    Very sincerely,

                                                    /s/ Robert S. Naka
                                                    ---------------------
                                                    Robert S. Naka
                                                    Senior Vice President
                                                    ING Mutual Funds

ACCEPTED AND AGREED TO:
ING Investments, LLC

By: /s/ Michael J. Roland
    -------------------------
    Michael J. Roland
    Executive Vice President

7337 E. Doubletree Ranch Rd.          Tel: 480-477-3000        ING Mutual Funds
Scottsdale, AZ 85258-2034             Fax: 480-477-2700
                                      www.ingfunds.com
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                                     AMENDED

                                   SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                                ING MUTUAL FUNDS

                                       AND

                              ING INVESTMENTS, LLC


                                         ANNUAL INVESTMENT
                                          MANAGEMENT FEE
                                          --------------                      LAST CONTINUED/
                                    (as a percentage of average                 APPROVED BY
SERIES                                   daily net assets)                         BOARD            REAPPROVAL DATE
------                                                                             -----            ---------------
ING International Fund                       1.00%                              August 20,2002       September 1,2003

ING Precious Metals          1.00% of assets up to $50 million                  August 20, 2002      September 1,2003
Fund                         0.75% of assets in excess of $50 million

ING Russia Fund                              1.25%                              August 20,2002       September 1,2003

ING Global Equity                            0.70%                              May 29,2003          September 1,2004
Dividend Fund*

ING Foreign Fund*            1.00% of assets up to $500 million                 May 29,2003          September 1,2004

                             0.90% of assets in excess of $500
                                           million

*This Amended Schedule A to the Investment Management Agreement will be effective with respect to this Fund upon the effective date of the initial Registration Statement with respect to the Fund.